        As filed with the Securities and Exchange Commission on November 9, 1998
                                                  REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          SECURITIES AND EXCHANGE COMMISSION

                               Washington, D.C.  20549
                              --------------------------
                                       FORM S-3

                                REGISTRATION STATEMENT

                                        UNDER
                              THE SECURITIES ACT OF 1933
                             ---------------------------
                                  ZAMBA CORPORATION
                          (formerly known as Racotek, Inc.)
                (Exact name of Registrant as specified in its charter)


         DELAWARE                    3576                    41-1636021
     (State or other           (Primary Standard          (I.R.S. Employer
     jurisdiction of       Industrial Classification     Identification No.)
     incorporation or            Code Number)
      organization)


                          ---------------------------------
                              7301 OHMS LANE, SUITE 200
                             MINNEAPOLIS, MINNESOTA 55439
                                    (612) 832-9800

     (Address, including zip code, and telephone number, including area code, of
                      Registrant's principal executive offices)

                             ----------------------------
                                    PAUL EDELHERTZ
                        PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                  ZAMBA CORPORATION
                              7301 OHMS LANE, SUITE 200
                             MINNEAPOLIS, MINNESOTA 55439
                                    (612) 832-9800

              (Name, address, including zip code, and telephone number,
                      including area code, of agent for service)

                              --------------------------
                                      Copies to:

                              MICHAEL J. SULLIVAN, ESQ.
                                  COOLEY GODWARD LLP
                                FIVE PALO ALTO SQUARE
                                 3000 EL CAMINO REAL
                             PALO ALTO, CALIFORNIA 94306
                                    (650) 843-5000

                          ---------------------------------

           Approximate date of commencement of proposed sale to the public:
      As soon as practicable after the Registration Statement becomes effective.

                          ---------------------------------

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                                                CALCULATION OF REGISTRATION FEE



                                         AMOUNT TO BE     PROPOSED MAXIMUM OFFERING   PROPOSED MAXIMUM AGGREGATE      AMOUNT OF
 TITLE OF EACH CLASS OF SECURITIES TO    REGISTERED(1)         PRICE PER SHARE              OFFERING PRICE        REGISTRATION FEE
             BE REGISTERED
 Common Stock, $.01 par value.                 2,337,992                 $1.6875(2)              $3,945,361.50(2)         $1,096.81
 Common Stock, $.01 par value,                 1,157,698(3)              $1.8672(3)              $2,161,653.71(3)           $600.94
 issuable upon conversion of notes
 Common Stock, $.01 par value,                   462,247                 $1.6875(2)                $780,041.81(2)           $216.86
 issuable upon exercise of warrants
 Common Stock, $.01 par value,                 1,000,000                 $1.6875(2)                  1,687,500(2)           $481.13
 issuable upon conversion of
 preferred stock

 Total                                         4,957,937                                                                  $2,383.74


   (1) In the event of a stock split, stock dividend, or similar transaction involving the common stock of Zamba of shares registered hereby shall be automatically increased pursuant to Rule 416 to cover the additional shares of common stock required to prevent dilution.

   (2) Estimated in accordance with Rule 457(c) solely for the purpose of computing the amount of the registration fee based on the average of the high and low prices of Zamba's common stock as reported on the Nasdaq National Market on November 3, 1998.

   (3) Estimated in accordance with Rule 457(c) solely for the purpose of computing the amount of the registration fee. Includes such indeterminate number of shares of common stock as may be issued at indeterminable prices, should the notes be converted to common stock, at Zamba's sole discretion, but with an aggregate initial value of $2,161,674.82. This calculation uses the number of shares of common stock that would have been issuable if all notes had requested conversion on November 3, 1998, based on the average closing price of Zamba's common stock as reported on the Nasdaq National Market for the twenty (20) business days preceding the request.

                                    -------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                                  Registration No. 333-

                                      PROSPECTUS

                     SUBJECT TO COMPLETION DATED NOVEMBER 9, 1998

                                  ZAMBA CORPORATION


                          4,957,937 SHARES OF COMMON STOCK

     This prospectus covers the offer and sale of an estimated 4,957,937 shares of Zamba common stock. The common stock is being offered and sold by certain of our securityholders. Twenty of these selling securityholders were formerly shareholders of QuickSilver Group, Inc. QuickSilver was acquired by Zamba on September 22, 1998 in the QuickSilver merger. As part of the QuickSilver merger, former QuickSilver shareholders received 2,337,992 shares of Zamba common stock and notes with an aggregate principal value of $2,161,674.82. The notes are convertible into common stock at the option of the holder and with Zamba's consent. Zamba may withhold its consent in its sole and absolute discretion. The notes convert based on the twenty day average closing price, as reported on the Nasdaq National Market, preceding the conversion request. As part of the QuickSilver merger, one securityholder received warrants to purchase 462,247 shares of common stock at an exercise price of $0.0066623 per share. One securityholder owns 1,000,000 shares of Series A Junior Participating Preferred Stock. The preferred stock was issued and sold in a private placement. The shares of preferred stock are convertible into 1,000,000 shares of common stock when sufficient authorized common stock becomes available. Some or all of the selling securityholders expect to sell their shares.

                   THE PROCEEDS AND DETERMINING THE OFFERING PRICE

     All proceeds from the sale of the common stock under this prospectus will go to the securityholders. Zamba will not receive any proceeds from sales of the common stock. Zamba will, however, receive the exercise price of the warrants at the time of conversion.

     Zamba common stock is listed on the Nasdaq National Market under the symbol: "ZMBA." Zamba anticipates that the common stock sold under this prospectus will be listed on the Nasdaq National Market, although that listing has not yet been approved. Transactions in the common stock may take place on or off the Nasdaq National Market. The transactions may take place at prevailing market prices or at privately negotiated prices. On November 5, 1998, the closing price of one share of Zamba common stock on the Nasdaq National Market was $1.75.

                                ---------------------

THIS OFFERING INVOLVES A HIGH DEGREE OF RISK.  SEE "RISK FACTORS" BEGINNING ON
                                       PAGE 4.

                                ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     No underwriting commissions or discounts will be paid by Zamba in connection with this offering. Estimated expenses payable by Zamba in connection with this offering are estimated to be $56,883.74. The aggregate proceeds to the selling securityholders from the common stock will be the purchase price of the common stock sold less the aggregate agents' commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not borne by Zamba. See "Plan of Distribution."

November 9, 1998

------------------------------------------------------------------------------
------------------------------------------------------------------------------

                                   TABLE OF CONTENTS

THE COMPANY..................................................................3
ADDITIONAL INFORMATION.......................................................3
WHERE YOU CAN GET MORE INFORMATION...........................................3
RISK FACTORS.................................................................4
USE OF PROCEEDS..............................................................8
DIVIDEND POLICY..............................................................8
SELLING SECURITYHOLDERS......................................................9
DESCRIPTION OF WARRANTS.....................................................10
DESCRIPTION OF PREFERRED STOCK..............................................10
DESCRIPTION OF NOTES........................................................10
PLAN OF DISTRIBUTION........................................................10
LEGAL MATTERS...............................................................12
EXPERTS.....................................................................12

------------------------------------------------------------------------------
------------------------------------------------------------------------------

                                     THE COMPANY

     Zamba is a national dedicated customer care consulting company. Our services are designed to assist clients in building lasting relationships with customers, increase the effectiveness of customer service and sales operations and improve overall communications with customers. We deliver our services using a unique combination of accumulated expertise in the customer care field, existing technology and client knowledge and guarantee on time/on budget delivery of our services. Our offices are located in Cupertino and Pleasanton, California, Boston, Dallas, Minneapolis and other satellite locations.

     Our services include the design, implementation and integration of several enterprise level applications to facilitate sales force automation, call center management, marketing automation and automated field service and sales. We have successfully implemented more than 75 customer care solutions for industry leading clients. Representative clients include: Ameritech, Bay Networks, Cisco, 3-Com, Compaq, Compucom, Hertz, Hewlett-Packard, Honeywell, MCI, Progressive, SHL, Symbol, Qualcomm, Wang and Xerox. We have also established key partnerships with leading customer care providers such as Calico Technology, Clarify and CrossWorlds, to provide integrated solutions to our clients.

     Zamba Corporation, formerly Racotek, Inc., was originally incorporated in Minnesota in March 1989 and reincorporated in Delaware in August 1990. Unless otherwise indicated, "Zamba" and the "Company" refer to Zamba Corporation, a Delaware corporation, its wholly-owned subsidiary and predecessors. Our principal executive offices are located at 7301 Ohms Lane, Suite 200, Minneapolis, Minnesota 55439. Our telephone number is (612) 832-9800.

                                ADDITIONAL INFORMATION

     We have filed with the SEC (the "SEC" or the "Commission") a registration statement on Form S-3 under the Securities Act, with respect to the re-sale of common stock issued in the QuickSilver merger, the exercise of the warrants, and the conversion of the notes and preferred stock. This prospectus, which constitutes a part of that registration statement, does not contain all the information contained in that registration statement and its exhibits. For further information with respect to us and the our common stock, you should consult the registration statement and its exhibits. Statements contained in this prospectus concerning the provisions of any documents are necessarily summaries of those documents, and each statement is qualified in its entirety by reference to the copy of the document filed with the SEC. The registration statement and any of its amendments, including exhibits filed as a part of the registration statement or an amendment to the registration statement, are available for inspection and copying through the entities listed below. See "Where You Can Get More Information."

                          WHERE YOU CAN GET MORE INFORMATION

     We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Thus, we file annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission. You may read, inspect, and copy any documents we file at the Commission's public reference facilities, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 or in the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of our filings can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Our SEC filings are also available to the public from the SEC's Website at "http://www.sec.gov." Our common stock is listed on The Nasdaq National Market and reports and other information concerning Zamba may be inspected at the offices of The Nasdaq Stock Market at 1735 "K" Street, N.W., Washington, D.C. 20006-1500.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below as (1), (2), (3) and (4):

     (1) Zamba's Current Report on Form 8-K filed with the Commission on October 7, 1998;

     (2)  Zamba's Annual Report on Form 10-K for the year ended December 31,
          1997;

     (3) Zamba's Quarterly Reports on Form 10-Q for quarters ended March 31, 1998 and June 30, 1998; and

     (4) The description of the Zamba's common stock set forth in Zamba's Registration Statement on Form 8-A filed with the Commission on October 26, 1993.

     Each document filed after the date of this prospectus under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and before the termination of the offering is also incorporated by reference into this prospectus and is made a part of this prospectus from the date of its filing. Any statement contained in this prospectus or a document incorporated or deemed to be incorporated by reference in this prospectus, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently-filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     You may request a copy of these filings, except the exhibits to such documents (unless the exhibits are specifically incorporated by reference into such documents) at no cost. Such requests should be directed to the Secretary of the Company, at Zamba's principal executive offices at 7301 Ohms Lane, Suite 200, Minneapolis, MN 55439, or telephone number (612) 832-9800.

     YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS. WE HAVE AUTHORIZED NO ONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENT.

                                     RISK FACTORS

     THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE KNOWN AND UNKNOWN RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS, PERFORMANCE, OR ACHIEVEMENTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN, THESE FORWARD-LOOKING STATEMENTS. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW, ELSEWHERE IN THIS DOCUMENT AND IN THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE IN MAKING AN INVESTMENT DECISION. THE RISKS DESCRIBED BELOW MAY NOT BE THE ONLY RISKS FACING ZAMBA.

RISKS RELATING TO THE MERGER

INTEGRATION RISKS

     On September 22, 1998, we acquired QuickSilver Group, Inc. ("QuickSilver"). Integrating Zamba and QuickSilver will be a complex, time-consuming and expensive process. Before the merger, Zamba and QuickSilver operated independently, each with its own business, business culture, clients, employees and systems. After the merger, Zamba and QuickSilver must operate as a combined organization utilizing common (1) information and communication systems, (2) operating procedures, (3) financial controls and (4) human resource practices, including benefit, training and professional development programs. There may be substantial difficulties, costs and delays involved in integrating Zamba and QuickSilver. These may include:

     -    Distracting management from the business of the combined company

     -    Potential incompatibility of business cultures

     - Perceived adverse change in client service standards, business focus, billing practices, or service offerings available to clients

     - Perceived uncertainty in career opportunities, benefits and the long-term value of stock options held by employees


     -    Costs and delays in implementing common systems and procedures

     - Potential inefficiencies in delivering services to the clients of the combined company

     - Potential inability to obtain consents of third parties required because of the merger

     - Potential inefficiencies in managing operations in Massachusetts and California from the Minnesota headquarters

     Any one or all of these factors may cause increased operating costs, lower than anticipated financial performance or the loss of clients and employees. Some of these factors are also outside the control of either company. The failure to the integrate Zamba and QuickSilver would have a material adverse effect on the business, financial condition and results of operations of the combined company.

RISKS RELATING TO THE BUSINESS OF ZAMBA

POTENTIAL INABILITY TO ATTRACT AND RETAIN EMPLOYEES.

     Our business is labor-intensive and requires highly skilled employees. Most of our employee consultants possess extensive expertise in information technology, sales and marketing and consulting fields. To serve a growing client base, we must continue to recruit and retain qualified personnel with expertise in each of these three fields. Competition for such personnel is intense. We compete for such personnel with management consulting firms, software firms and other businesses. Many of these entities have substantially greater financial and other resources than we do. Zamba from time to time has difficulty recruiting a sufficient number of qualified personnel to serve existing and new clients. If we fail to recruit and retain a sufficient number of qualified personnel, our ability to expand our client base or services could be impaired and our business, financial condition and results of operations could be adversely affected.

FLUCTUATION IN OPERATING RESULTS

     Our net revenue and operating results may fluctuate significantly because of a number of other factors, some of which are outside our control. These factors may include:

     -    Losing key personnel and other employees

     -    Consummating an acquisition

     -    Costs of integrating acquired operations

     - Fluctuations in market demand for our services, consultant hiring and utilization

     -    Uncertainty and changes in our sales cycle

     -    Costs of obtaining or losing customers and accounts

     -    Increased competition and pricing pressures

     - Changes in our or our competitor's business strategy, pricing and billing policies of Zamba and its competitors

     A substantial portion of our expenses, particularly personnel and related costs, depreciation, office rent and occupancy costs, are relatively fixed. One or more of the foregoing factors may cause our operating expenses to be disproportionately high during any given period. Based on the preceding factors, we may experience a shortfall in revenue or earnings or otherwise fail to meet public market expectations, which could materially adversely affect our business, financial condition and the market price of our common stock.

RISKS ASSOCIATED WITH NEW BUSINESS FOCUS

     We focus on selling system integration services to clients in a small number of vertical markets, such as sales force automation, call centers, marketing automation, customer care, field service and sales. Although we believe that this specialization will increase our market presence, customer base and profitability, we may fail to obtain customers, effectively deliver services or meet customer demands in one or more of these markets. If we fail in any of these respects, such failure could have a material adverse impact on our financial condition and results of operations. In addition, part of our strategy involves divesting certain technology and products. For example, we recently completed the transfer of our NextNet technology to a 44% owned entity. We may not realize any return on such divestiture.

     The new focus of Zamba presents several risks, many of which are outside of our control. Redefining a company is a complex, time-consuming and expensive process. It involves changing strategies, aligning services and product categories, changing management and employees, and focusing on new markets and customers. We could spend considerable amounts of money and commit resources, but ultimately receive little or no return on our investment. Customers may not be receptive and competitors may already be established in the new markets, making it difficult for us to gain a sustainable market share or acquire new customers.

CLIENT CONCENTRATION

     We derive a substantial part of our revenues from a small number of clients. The loss of one or more of these clients will materially adversely affect our financial condition and results of operations.

     Our services often involve the implementation of complex information systems and software which are critical to the clients' operations. Our failure to meet client expectations in the performance of our services may damage our reputation and adversely affect our ability to attract and retain clients. If a client is not satisfied with our services, we will generally spend additional human and other resources at our own expense to ensure client satisfaction.
Such expenditures will typically result in a lower margin on such engagements and could materially adversely effect our business, financial condition and results of operations.

     In the course of providing services, we will recommend the use of other software and hardware products. These products may not perform as expected or may contain defects. If this occurs, our reputation could be damaged and we could be subject to liability. We attempt to limit our exposure to potential liability claims. Such limitations may not be effective. A successful liability claim brought against us may adversely affect our reputation and could have a material adverse effect on our business, financial condition and results of operations. Our inability to obtain new clients or large-scale implementation and integration projects could materially and adversely affect the growth of our business.

COMPETITION

     Competition in the systems implementation industry is intense. We have competitors that provide some or all of the services we provide. Our principal competitors include: (1) international consulting firms, (2) regional and specialty consulting firms, consulting firms, including information technology consulting firms, such as Cambridge Technology Partners and Sapient and (3) the consulting groups of international accounting firms such as Andersen Consulting, Ernst & Young, KPMG and PricewaterhouseCoopers. Many of our current and possible direct competitors have substantially greater financial, technical, marketing, sales, and other resources than we have. Such competitors may be able to respond more quickly to new and emerging technologies and changes in customer demands. Major software development companies, as well as computer, database and communication companies, are possible sources of future direct competition for Zamba's products and services. Competitive pressures may cause our revenue and operating margins to decline or otherwise materially adversely affect our business, financial condition and results of operations.

DEPENDENCE ON STRATEGIC PARTNERS

     We are dependent upon the strategic relationships that we have formed with various software and hardware providers and application companies. We use the products developed by these companies in assembling customer based solutions and integrate these applications into customer sites. Certain partners and solutions may prove to be inappropriate for some or all of our clients. Factors which could lead to the loss of a partner include: (1) obsolescence of a partner's product or solution; (2) incompatibility of a partner's product or solution with our client's systems; (3) poor customer service or maintenance services performed by the partner; (4) introduction of competing products; or (5) change in customer needs or demands. In addition, a partner could be lost if the partner no longer wished to collaborate with us, due to such factors as: (1) inability to negotiate acceptable strategic agreements, (2) change in the partner's business focus, or (3) development of other competing relationships. Any one or all of these events could result in the loss of a partner. We may not be able to replace a partner, leading to an ultimate inability to provide services on a timely basis, if at all, to our customers.

YEAR 2000
     Many computers and computer programs are designed with dates that contain two digits instead of four digits, potentially causing "19XX" to be the date for any year entered or processed. As a result, a date-sensitive program with a year ending in "00" may be read by the computer as "1900" instead of "2000." This may cause the computer or program to be unable to process date information between the twentieth and twenty-first centuries. This inability could cause the disruption or failure of processing by such computer or program (the "Year 2000 Issue"). The Year 2000 Issue could affect Zamba in numerous ways, including temporarily preventing us from sending invoices to our clients, interfering with or damaging development work we do for our clients, and causing our clients to lower their budgets for our customer care solutions in order to fund resolution of their own Year 2000 issues.

     We have conducted a limited review of our internal computer systems and legacy proprietary hardware and software products that could be affected by the Year 2000 Issue. Based on this limited review, technology changes for potential Year 2000 issues are not currently expected to have a material impact on our operations. We expect to complete our review of our internal systems and legacy products by the first quarter of 1999. Because of infrastructure improvements we are making, which include servers and networking products that are Year 2000 compliant, we currently do not anticipate significant risk to our internal operations because of the Year 2000 Issue. During the first quarter of 1999, we will also institute a program to contact material vendors and customers to determine the impact of Year 2000 issues on their products and businesses, respectively. However, if our present and future efforts to address the Year 2000 issue are not successful, or if vendors and other third parties with which we conduct business do not successfully address the Year 2000 issue, our business, financial condition and results of operations may be materially adversely affected.

SHARES ELIGIBLE

     Sales of substantial amounts of the Zamba's common stock in the public market after this offering could adversely affect the market price of the common stock. In addition to the estimated 4,957,937 shares offered hereby, upon the closing of the offering, there will be 25,082,845 shares of common stock outstanding, none of which are restricted shares ("Restricted
Shares") under the Securities Act of 1933, as amended (the "Securities Act"). Of the 4,957,937 shares covered by this registration statement, 145,580 shares, will be immediately salable. The Holder of the warrants, Tom Minick and Todd Fitzwater have signed certain lock-up agreements that restrict the resale of the their shares. The 462,247 warrant shares will be not be eligible for sale in the public market until March 21, 1999. Tom Minick and Todd Fitzwater hold 2,192,412 shares of common stock which will not be eligible for sale in the public market until March 22, 1999. At that time one eighth of these shares will be eligible for sale every three months. In addition, the 1,000,000 shares of common stock issuable on the conversion of the preferred stock will not be issued until there are sufficient authorized shares of common stock. When sufficient additional shares are authorized, these common shares could be issued and sold in the public market. The estimated 1,157,698 shares issuable upon conversion of the notes will not be issued unless note holders request a conversion, and we consent, at our sole discretion. Sales in the public market of substantial amounts of common stock or the perception that such sales could occur could depress prevailing market prices for the common stock.

LIMITED PROTECTION OF PROPRIETARY TECHNOLOGY
     We rely on a combination of copyright, trade secret and trademark laws, and third party nondisclosure agreements to protect our intellectual property rights. The laws of certain countries in which our services are or may be performed may not protect our intellectual property rights to the same extent as the laws of the United States. It may be possible for unauthorized third parties to obtain and use information that we regard as proprietary or to develop equivalent implementation methodologies independently. From time to time, third parties may assert patent, copyright and other intellectual property claims against us. If we are unable to license protected technology used in our products, we could be prohibited from manufacturing and marketing such products. We also could incur substantial costs to redesign our products, to defend any legal action taken against us or to pay damages to the infringed party. Litigation, which could result in substantial cost to, and diversion of our resources, may be necessary to enforce patents or our other intellectual property rights or to defend ourselves against claimed infringement of the rights of others.

VOLATILITY OF STOCK PRICE

     Technology companies, including Zamba, frequently experience volatility in their common stock prices. Factors creating such volatility include:

     -    quarterly fluctuations in results of operations

     - announcements of technological innovations or the introduction of new products

     - macroeconomic conditions in the computer hardware, software, data communication and wireless communication industries

     - extreme price and volume fluctuations of the general stock market, which have particularly affected the market price for many technology companies, in some cases unrelated to the operating performance of those companies. These broad market fluctuations may materially adversely affect the market price of our stock.

     These factors may have a significant adverse impact on the market price of our stock. If revenues or earnings in any quarter fail to meet the expectations of the investment community, there could be an immediate impact on our stock price. In addition, our issued shares and stock options which if sold directly or exercised and sold on the open market in large concentrations, could cause our stock price to decline in the short term.


                                   USE OF PROCEEDS

     If all of the warrants (with an exercise price of $.0066623 per share) are exercised, we will realize proceeds in the amount of $3,079.63. Such proceeds will be contributed to our working capital and used for general corporate purposes. We will not receive any proceeds from the sale of common stock by the selling securityholders.

                                   DIVIDEND POLICY

     We have never declared or paid cash dividends on our common stock and we intend to retain all available funds for use in the operation and expansion of our business. We do not anticipate that any cash dividends will be declared or paid in the foreseeable future.

                               SELLING SECURITYHOLDERS

     The following list of selling securityholders includes the twenty-two securityholders that received Zamba shares, notes or warrants though the QuickSilver merger and in a private financing. The common stock listed below represents all of the Zamba common stock that each Selling Securityholder owned beneficially as of November 4, 1998, and the number of shares which may be offered pursuant to this Prospectus. This information is based upon information provided by the selling securityholders. The selling securityholders may sell all, some or none of their common stock being offered.


                                                                          ADDITIONAL SHARES OWNED
                                                                         PRIOR TO OFFERING IF NOTES                 NUMBER
                                           SHARES OWNED                        ARE CONVERTED,                     OF SHARES
                                       PRIOR TO OFFERING(1)               WITH CUMULATIVE PERCENT
                                   -----------------------------            BENEFICIAL OWNERSHIP
                                                                      -------------------------------
     SELLING SECURITYHOLDER          NUMBER           PERCENT(2)        NUMBER(3)          PERCENT(2)(4)       BEING OFFERED(5)
------------------------------     -------------    ------------      ---------------    ---------------       --------------------
 Keith Allaun                             10,882           *                    5,388          *                             16,270
 Peggy Apodaca                             2,499           *                    1,237          *                              3,736
 William Bamford                             512           *                      253          *                                765
 Chinmoy Bhagawat                          5,029           *                    2,490          *                              7,519
 Mary Brennock                             2,667           *                    1,320          *                              3,987
 Todd Fitzwater                        1,092,024         3.84                 540,740         5.62                        1,632,764
 Zamba Corporation
 7301 Ohms Lane, Suite 200
 Minneapolis, MN 55439

 Robert Gahagan                              890           *                      440          *                              1,330
 Anthony Hart                              6,212           *                    3,075          *                              9,287
 Sandra Hunter                             3,596           *                    1,780          *                              5,376
 Aarij Khan                                5,545           *                    2,743          *                              8,290
 Victor Kremer                             1,884           *                      932          *                              2,816
 Pete Kushmeider                           1,783           *                      882          *                              2,665
 Cameron Lewis                            43,016           *                   21,300          *                             64,316
 Patrick Lewis                            47,051           *                   23,298          *                             70,349
 Tom Minick                            1,100,388         3.87                 544,881         5.47                        1,645,269
 Zamba Corporation
 7301 Ohms Lane, Suite 200
 Minneapolis, MN 55439

 Wendy Novakovich                          1,953           *                      967          *                              2,920
 Heather Plep                                 26           *                       12          *                                 38
 Cynthia Sass                                602           *                      298          *                                900
 Joe Schlesinger                             594           *                      293          *                                887
 Tracy Slap                                2,237           *                    1,107          *                              3,344
 Steven Stolle                             8,603           *                    4,260          *                             12,863
 Petra Capital,LLC(6)                    462,247        1.63                                                                462,247
 Joseph Costello(7)                    2,522,000        8.62                                                              1,000,000
 Cad.Lab, Inc.
 2880 Lakeside Drive, Suite 250
 Santa Clara, CA 95054



*    Less than one percent.

------------------------------

  (1) Unless otherwise indicated below, the persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes sole or shared voting or investment power with respect to shares shown as beneficially owned.

  (2) The apllicable percentage of ownership is based on 27,420,837 shares of common stock outstanding on November 4, 1998.

  (3) The number of notes is based on an assumption that the holder requests conversion, Zamba agreed, and the average closing price as reported on the Nasdaq National Market for twenty days was $1.8672 per share, the average closing market price for the twenty days preceding November 3, 1998.

  (4) The percentage of shares of common stock owned by the noteholders prior to the offering is based on the total number of shares outstanding on November 4, 1998 plus the shares issuable upon potential conversion of the notes at an assumed conversion price of $1.8672 per share.

  (5)     Assumes the sale of all shares offered hereby.

  (6)     Represents 462,247 shares issuable upon exercise of the warrants.

  (7) Mr. Costello is Chairman of the Board of Directors of Zamba. His ownership consists of 1,039,000 shares of common stock, options to purchase 483,000 shares of common stock, and 1,000,000 shares of common stock issuable upon the conversion of 1,000,000 shares of preferred stock.


                               DESCRIPTION OF WARRANTS

     As part of the QuickSilver merger, we issued warrants to purchase 462,247 shares of our common stock to Petra Capital, LLC. The warrants may be exercised, at the option of the holder, at any time after the grant date of September 18, 1998. The exercise price is $.0066623 per share. The warrants contain provisions for the adjustment of the exercise price or the aggregate number of shares issuable upon exercise of the warrants under certain circumstances, including stock dividends, stock splits, combinations, mergers, consolidations, recapitalizations, reclassifications, and sales below the exercise price. The warrants will expire on March 9, 2008. We also agreed to register the common stock issuable upon the exercise of the warrants.

                            DESCRIPTION OF PREFERRED STOCK

     On October 26, 1998 we sold 1,000,000 shares of our Series A Junior Participating Preferred Stock, in a private offering. The shares were sold at $2.00 per share to Joseph Costello, the Chairman of our Board of Directors. The preferred stock enjoys the same dividend, liquidation and voting rights as the common stock. The preferred stock is convertible into shares of common stock when a sufficient number of authorized and unissued shares of common stock becomes available. The actual number of shares of common stock issuable upon conversion will be equal to the $2,000,000 purchase price (plus any declared dividends) divided by $2.00 per share, as adjusted for any dilution. We also agreed to register the common stock issuable upon the conversion of the preferred stock.

                                 DESCRIPTION OF NOTES

     As part of the QuickSilver merger, QuickSilver shareholders were issued convertible promissory notes with an aggregate principal value of $2,161,674.82. The notes accrue interest at the rate of 7% per annum and principal and interest are payable on the last day of each quarter, beginning on December 31, 1999 and concluding on December 31, 2003. The notes are convertible at the request of the holder, and upon our consent. We may withhold our consent in our sole and absolute discretion. If converted, the actual number of shares of common stock issuable upon the conversion of the notes will equal (i) the unpaid original value of the notes being converted, plus accrued interest, divided by (ii) a Conversion Price equal to the average of the closing prices of the common stock as reported on the Nasdaq National Market during the twenty consecutive trading days preceding such request. If converted, we agreed to register any common stock issuable upon the conversion of the notes.

                                 PLAN OF DISTRIBUTION

     Selling securityholders received an aggregate of 2,337,992 reorganization shares of common stock from Zamba pursuant to the reorganization agreement among Zamba, QuickSilver Acquisition Corp., QuickSilver and the former QuickSilver shareholders. We agreed to file a registration statement on Form S-3 for the reorganization shares pursuant to the reorganization agreement. The reorganization shares are "restricted securities" for purposes of the Act. A total of 2,192,412 of the reorganization shares are subject to lock-up agreements that limit sales or other distributions prior to March 22, 2000. One-eighth of these shares may be sold after March 22, 1999. After March 22, 1999, an additional one-eighth of these shares will be released from the provisions of the lock- up every three months. We will not receive any proceeds from sales of the reorganization shares.

     The QuickSilver shareholders were also issued convertible promissory notes with an aggregate principal value of $2,161,674.82 pursuant to the reorganization agreement. The notes are convertible at the request of the holder, and with our consent. We may withhold our consent in our sole and absolute discretion. Accordingly, there may be no note shares issued or available for sale. If the holders requested conversion on November 3, 1998, and we did consent to conversion, 1,157,698 shares of common stock would be issued upon such conversion. We agreed to file a registration statement on Form S-3 for any common stock received upon conversion of the notes. We will not receive any of the proceeds from sales of the note shares. Prior to the effectiveness of this registration statement, any note shares are "restricted securities" for purposes of the Act.

     Joseph Costello, the Chairman of the Board of Directors of Zamba, purchased 1,000,000 shares of Series A Junior Participating Preferred Stock of Zamba in a private offering. When sufficient authorized and unissued common stock is available, 1,000,000 shares of common stock will be issued to Mr. Costello in exchange for the preferred stock. The trading of these shares, prior to the effectiveness of this registration statement, is subject to the restrictions of Rule 144. We agreed to register, under certain circumstances, all of the shares issued upon conversion of the Series A Preferred Stock. We will not receive any proceeds from the conversion of the preferred stock or the resale of the conversion shares.

     Petra Capital, LLC holds warrants to purchase 462,247 shares of common stock of Zamba. The warrants may be exercised, at the option of the holder, at an exercise price of $.0066623 per share. We agreed to register all of the shares issuable upon exercise of the warrants. We will not receive any of the proceeds from resale of the warrant shares. Prior to the effectiveness of this registration statement, the warrant shares are "restricted securities" for purposes of the Securities Act. Offers, sales or other transfer of the warrants are not covered by this prospectus. The warrant shares are subject to a lock-up agreement that prohibits their resale prior to March 21, 2000.

     The selling securityholders may offer their common stock at various times in one or more of the following transactions:

     - on any of the United States securities exchange where our common stock is listed, including the Nasdaq National Market, or any other exchange where our common stock may be listed in the future;

     -    in the over-the-counter market;

     - in transactions other than on such exchanges or in the over-the-counter market;

     -    in connection with short sales of the common stock;

     -    by pledge to secure debts and other obligations;

     - in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or

     -    in a combination of any of the above transactions.

     The selling securityholders may sell their common stock at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

     The selling securityholders may use broker-dealers to sell their common stock. If this happens, broker-dealers will either receive discounts or commissions from the selling securityholders, or they will receive commissions from purchasers of common stock for whom they acted as agents.

     This offering is primarily the result of a plan of acquisition, under which we acquired all of the outstanding shares of QuickSilver. The general effect of this acquisition is that QuickSilver became a wholly-owned subsidiary of Zamba on September 22, 1998, pursuant to the reorganization agreement outlined above. This offering also includes 1,000,000 Zamba shares of common stock issuable upon conversion of the Series A Junior Participating Preferred Stock. Upon approval of a listing by the Nasdaq National Market, the common stock will be offered on that exchange, under the symbol "ZMBA."

     The selling securityholders and any agents, broker-dealers or underwriters that participate in the distribution of the common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Act"), and any commission received by them and any profit on the resale of the common stock purchased by them may be deemed to be
underwriting discounts or commissions under the Act.   We have agreed to
indemnify the selling securityholders and certain other persons against certain liabilities, including liabilities under the Act.

     To comply with the securities laws of certain jurisdictions, the securities offered in this prospectus will be offered or sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the securities offered in this prospectus may not be offered or sold unless they have been registered or qualified for sale in those jurisdictions, or unless an exemption from registration or qualification is available and is complied with. The rights under this registration statement and prospectus are assignable to the distributees, pledgees or other transferees of the selling securityholders.

     We will maintain the effectiveness of the registration statement until the earlier of (i) such time as all of the Shares have been disposed of in accordance with the intended methods of disposition set forth in the registration statement, (ii) the date the common stock is eligible for sale in its entirety within a 90 day period under Rule 144 of the SEC (assuming compliance by the selling securityholders with the provisions thereof) or
(iii) two years after the effective date of this registration statement. In the event that any shares remain unsold at the end of such period, we may file a post-effective amendment to the registration statement for the purpose of deregistering the shares of common stock.

                                    LEGAL MATTERS

     The validity of the issuance of the common stock offered hereby will be passed upon for Zamba by Cooley Godward LLP, Palo Alto, California.

                                       EXPERTS

     The financial statements and related financial statement schedule of Zamba as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 incorporated herein by reference from Zamba's Annual Report on Form 10-K for the year ended December 31, 1997 have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their report, which is incorporated herein by reference. The financial statements of QuickSilver Group, Inc. as of December 27, 1996 and December 26, 1997, and for each of the two years in the period ended December 26, 1997 have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their report, which is incorporated herein by reference. These financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             ----------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such other information and representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. The delivery of this prospectus at any time does not imply that the information herein is correct as of any time subsequent to the date hereof. We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction where it is unlawful. The information in this prospectus is current only as of November 9, 1998


                                   4,957,937 SHARES



                                   ZAMBA CORPORATION





                                     COMMON STOCK




                                    -------------

                                      PROSPECTUS

                                    -------------



                                   November 9, 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PART II

                        INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the common stock being registered. All the amounts shown are estimates except for the registration fee.


          Registration fee . . . . . . . . . . . . . . . . .      $2,383.74

          Legal fees and expenses. . . . . . . . . . . . . .        $25,000

          Accounting Fees and Expenses . . . . . . . . . . .        $10,000

          Miscellaneous (NASDAQ listing fees, printer fees).        $19,500

               Total. . . . . . . . . . . . . . . . . . . .      $56,883.74
                                                              -------------
                                                              -------------


ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     As permitted by Section 145 of the Delaware General Corporation Law, the Registrant's Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach or alleged breach of their duty of care, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its securityholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. In addition, as permitted by Section 145 of the Delaware General Corporation Law, the Bylaws of the Registrant provide that (i) the Registrant is required to indemnify its directors and officers and persons serving in such capacities in other business enterprises (including, for example, subsidiaries of the Registrant) at the Registrant's request to the fullest extent permitted by the Delaware General Corporation Law including those circumstances in which indemnification would otherwise be discretionary; (ii) the Registrant may, in its discretion, indemnify employees and agents where indemnification is not required by law; (iii) upon receipt of an undertaking by the indemnitee to repay all amounts advanced and if it is ultimately determined that such indemnitee is not entitled to indemnification, the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding; (iv) the rights conferred in the Bylaws are not exclusive and the Registrant is authorized to enter into indemnification agreements with its directors, officers and employees; and (v) the Registrant may not retroactively amend the Bylaw provisions in a way that is adverse to such directors, officers and employees.

     The Registrant's policy is to enter into indemnification agreements with each of its directors and executive officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law and the Registrant's Bylaws, as well as certain procedural protections. In addition, the indemnification agreements provide that directors and executive officers will be indemnified to the fullest possible extent not prohibited by law against all expenses including attorneys' fees and settlement amounts paid or incurred by them in any action or proceeding, including any derivative action by or in the right of the Registrant, on account of their services as directors or executive officers of the Registrant or as directors or officers of any other company or enterprise when they are serving in such capacities at the request of the Registrant. The Registrant will not be obligated pursuant to the agreements to indemnify or advance expenses to an indemnified party with respect to proceedings or claims initiated by the indemnified party and not by way of defense, except with respect to proceeds specifically authorized by the Board of Directors or brought to enforce a right to indemnification under the indemnification agreement, the Registrant's Bylaws or any statute or law. Under the agreements, the Registrant is not obligated to indemnify the indemnified party (i) for any amounts paid in settlement of a proceeding unless the Registrant consents to such settlement;
(ii) for any amounts paid in settlement of a proceeding unless the

                                        II-1.

Registrant consents in advance to such settlement; and (iii) if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful.

     The indemnification agreement requires a director or executive officer to reimburse the Registrant for all expenses advanced only to the extent it is ultimately determined that the director or executive officer is not entitled, under Delaware law, the Registrant's Bylaws, the indemnification agreement or otherwise to be indemnified for such expenses. The indemnification agreement provides that it is not exclusive of any rights a director or executive officer may have under the Certificate of Incorporation, the Registrant's Bylaws, other agreements, any majority-in-interest vote of the securityholders or vote of disinterested directors, Delaware law, or otherwise.

     The indemnification provision in the Registrant's Bylaws, and the indemnification agreements entered into between the Registrant and its directors and executive officers, may be sufficiently broad to permit indemnification of the officers and directors for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act").

     The indemnification agreements require the Registrant to maintain director and officer liability insurance to the extent reasonably available. As authorized by the Registrant's Bylaws, the Registrant, with approval by the Board, has purchased director and officer liability insurance.

ITEM 16.  EXHIBITS.

     5.1    Opinion of Cooley Godward LLP.

     23.1   Consent of PricewaterhouseCoopers LLP.

     23.2   Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.

     24.1   Power of Attorney (see page II-4).

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period during which offers or sales are being made, a post-effective amendment to this registration statement;

            (i) To include any prospectus required by Section 10(a)(3) of the Act;

                                        II-2.

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low end or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     (2) That, for purposes of determining liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities to be offered therein, and the offering of such securities at that time shall be deemed to be an initial BONA FIDE offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which shall remain unsold at the termination of the offering.

                                        II-3.

                                      SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the 6th day of November 1998.

                                        ZAMBA CORPORATION

                                        By  /s/Paul Edelhertz
                                          --------------------------------
                                               Paul Edelhertz
                                               President and Chief Executive
                                               Officer

                                  POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul Edelhertz and Ian Nemerov, or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

                                        II-4.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.


SIGNATURE                TITLE                              DATE
---------                -----                              ----

/s/Paul Edelhertz        President and Chief Executive      November 6, 1998
-----------------------
Paul Edelhertz           Officer and Director (Principal
                         Executive Officer)

/s/Michael H. Carrel     Chief Financial Officer            November 6, 1998
-----------------------
Michael H. Carrel        (Principal Financial
                         and Accounting Officer)

/s/Michael A. Fabiaschi  Director                           November 6, 1998
-----------------------
Michael A. Fabiaschi

/s/Joseph B. Costello    Director                           November 6, 1998
-----------------------
Joseph B. Costello

/s/Dixon R. Doll         Director                           November 6, 1998
-----------------------
Dixon R. Doll

/s/Thomas Minick         Director                           November 6, 1998
-----------------------
Thomas Minick

                                        II-5.

                                    EXHIBIT INDEX


 Exhibit
 Number     Description
---------   -----------

 5.1        Opinion of Cooley Godward LLP.

 23.1       Consent of PricewaterhouseCoopers LLP.

 23.2       Consent of Cooley Godward LLP. Reference is made to
            Exhibit 5.1

 24.1       Power of Attorney (Reference is made to page II-4)